Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of Rydex ETF Trust

We have audited the accompanying statements of assets and liabilities, including the schedules of investments, of Rydex 2X S&P 500 ETF, Rydex Inverse 2X S&P ETF, Rydex 2X MidCap 400 ETF, Rydex Inverse 2X MidCap 400 ETF, Rydex 2X Russell 2000 ETF, Rydex Inverse 2X Russell 2000 ETF, Rydex 2X S&P Select Sector Energy ETF, Rydex Inverse 2X S&P Select Sector Energy ETF, Rydex 2X S&P Select Sector Financial ETF, Rydex Inverse 2X S&P Select Sector Financial ETF, Rydex 2X S&P Select Sector Technology ETF, Rydex Inverse 2X S&P Select Sector Technology ETF, Rydex 2X S&P Select Sector Health Care ETF, Rydex Inverse
2X S&P Select Sector Health Care ETF (the Funds), fourteen of the funds comprising Rydex ETF Trust (the Trust), as of October 31, 2008, and the related statements of operations, the statements of changes in net assets and the financial highlights for the periods indicated therein. These financial statements and financial highlights are the responsibility of the Trusts management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Trusts internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trusts internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of October 31, 2008, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of each of the Funds of the Rydex ETF Trust at October 31, 2008 mentioned above, the results of their operations for the year then ended, the changes in their net assets for the year then ended and the financial highlights for the period indicated therein, in conformity with U.S. generally accepted accounting principles.

Ernst and Young LLP

Boston, Massachusetts
December 23, 2008